EXHIBIT 99.1

News Release

FOR FURTHER INFORMATION: Media and investor inquiries
Süd-Chemie AG Corporate Communications Patrick Salchow, Jochen Orlowski +49 (0) 89 5110-250, -247

Ashland Inc.	Ashland Inc.
Public Relations	Investor Relations
Jim Vitak	David Neuberger
+1 614 790-3715	+1 859 815-4424
jevitak@ashland.com	daneuberger@ashland.com

FOR IMMEDIATE RELEASE
July 15, 2010

Ashland and Süd-Chemie agree on expanded joint venture
serving foundry chemical sector

Süd-Chemie and Ashland to merge worldwide foundry chemical activities under the name ASK Chemicals

COVINGTON, Ky., USA, and MUNICH, Germany – Ashland Inc. (NYSE: ASH), with headquarters in Covington, Ky. (USA), and Süd-Chemie AG, Munich (Germany), have reached contractual agreement on the formation of a global joint venture to merge their business activities in the foundry chemicals sector. The joint venture will be known as ASK Chemicals GmbH and will be headquartered in Hilden, Germany. Süd-Chemie and Ashland will each hold a fifty-percent share in ASK Chemicals, while the operational management leadership will lie with Süd-Chemie.

The joint venture will employ approximately 1,300 people. Were it to have been in operation through the first six months of calendar 2010, it would have generated total sales of about € 243 million, or approximately $303 million – numbers reflecting that while the global foundry market saw moderate activity in Q1, it gained considerable momentum in Q2.

Süd-Chemie and Ashland are currently partners in Ashland-Südchemie-Kernfest GmbH, a foundry chemicals company operating successfully in Europe since its formation in 1970. The new global joint venture will be comprised of three parts: Ashland-Südchemie-Kernfest; substantially all assets and employees of Süd-Chemie´s business unit for Foundry Products and Specialty Resins; and Ashland’s Casting Solutions business unit. The transaction is expected to close toward the end of calendar year 2010, subject to customary closing conditions including regulatory reviews.

The expanded joint venture will combine Süd-Chemie’s and Ashland’s sales and marketing, product development units and production assets with those of the Ashland-Südchemie-Kernfest joint venture. The new joint venture will have considerable growth potential as a result of uniting the foundry know-how of the partners and expanding the use of existing distribution channels and market synergies in Europe, the Americas and Asia. The joint venture will systematically pursue elements of the partners’ existing strategies aimed at expanding and strengthening market positions based on high-quality, full-service solutions to meet the rising global demands of modern-day foundries.

When established, the joint venture will be able to offer its customers holistic solutions and customized innovative consultancy services. It will demonstrate a high degree of customer orientation and specific knowledge of customers’ production processes, coupled with proven expertise in research and development and application engineering for foundry chemistry. The product range will include resins, binding agents, finishing tools, additives, feeder heads, filters, separating agents, metallurgical additives and cores. In addition, the joint venture will continue the partners’ demonstrated success as an innovator of environmentally-friendly, i.e. emission-free and emission-reducing, molding processes.

Dr. Günter von Au, managing board chairman of Süd-Chemie AG, said: “Amalgamating Süd-Chemie’s foundry chemical operations with those of our long-standing partner, Ashland, will enhance our mutual service capabilities not only in established markets in Europe and North America, but also in newly industrializing countries recording dynamic growth, such as China, India and Brazil. Together, we shall be in a better position to meet the high technological demands of our worldwide customers based on innovative solutions and targeted efficiency enhancement. As a result, we will benefit more quickly from the growth potential offered in the foundry sector.”

Said James J. O'Brien, Ashland chairman and chief executive officer, “Today’s step to globally expand the longstanding joint venture partnership of Ashland and Süd-Chemie creates significant opportunities for both partners. The product offerings and geographic footprints of these companies are very complementary to one another, giving this new joint venture the benefit of well-established channels to market and a much more comprehensive portfolio of metal casting additives and consumables with which to serve customers worldwide.”

Operations merging into the ASK Chemicals GmbH joint venture are the Casting Solutions business unit of Ashland Inc., including assets in the United States, Canada, Mexico, Brazil, China, Japan, the UK, Spain, Portugal, Italy, India and Korea; Süd-Chemie's Foundry Products and Specialty Resins business unit including the Süd-Chemie subsidiaries SKW Giesserei GmbH, WD-Giesserei-Technik GmbH, Tecpro Corporation Inc., Süd-Chemie Hi-Tech Ceramics Inc., Ajay Metachem Süd-Chemie Pvt. Ltd., and parts of Jiangsu Süd-Chemie Chemical Materials Co., Ltd.; and the companies belonging to the existing joint venture, Ashland-Südchemie-Kernfest GmbH, and its subsidiaries (AS Group).

About Süd-Chemie
Süd-Chemie (www.sud-chemie.com) is a publicly quoted (Security Identification Number ISIN: DE 0007292005; WKN: 729200) specialty chemicals company headquartered in Munich, Germany and operating on a worldwide scale. Key markets served by its Adsorbents Division include the consumer goods, packaging and foundry industries, as well as water treatment. Products manufactured by the Catalysts Division offer solutions for the chemical, petrochemical and refinery industries, for energy storage and hydrogen production, as well as off-gas purification. The common denominator of all Süd-Chemie products and services is the efficient and sparing use of natural resources to enhance the quality of life for humans and the environment. The Süd-Chemie Group generated sales of approx. EUR 1.1 billion in 2009, about 85% of these outside Germany. At the end of December 2009, the group employed some 6,500 people in more than 80 sales and production companies worldwide.

About Ashland
Ashland Inc. (NYSE: ASH) provides specialty chemical products, services and solutions for many of the world’s most essential industries. Serving customers in more than 100 countries, it operates through five commercial units: Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution. Ashland Casting Solutions, a business unit of Ashland Performance Materials, is a leader in supplying products, processes, services and technologies to the global metal casting marketplace. To learn more about Ashland, visit www.ashland.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based upon a number of assumptions, including those mentioned within this news release.  Performance estimates, growth expectations, joint-venture synergies, customer offerings and pro forma financial information are based upon internal forecasts and analyses of current and future market conditions and trends; management plans and strategies; operating efficiencies and economic conditions.  Other risks and uncertainties include those that are described in filings made by Ashland with the Securities and Exchange Commission, including its most recent Form 10-K, which are available on Ashland’s website at http://investor.ashland.com or at www.sec.gov.  Ashland believes its expectations are reasonable, but cannot assure they will be achieved.  Forward-looking information may prove to be inaccurate, and actual results may differ significantly from those anticipated.  Ashland is not obligated to subsequently update or revise the forward-looking statements made in this news release.